EX-FILING FEES

CALCULATION OF FILING FEE TABLES

Schedule 14C

(Form Type)

Weber Inc.

(Exact Name of Registrant as Specified in its Charter)

T able 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction		Fee rate	Amount of Filing Fee
Fees to be Paid	$227,399,829	(1)	0.0001102	$25,059.46	(2)
Fees Previously Paid	$0			$0
Total Transaction Valuation	$227,399,829
Total Fees Due for Filing				$25,059.46
Total Fees Previously Paid				$0
Total Fee Offsets				$0
Net Fee Due				$25,059.46

(1)

Solely for the purpose of calculating the filing fee, the aggregate value of the transaction was calculated by multiplying 28,248,426, which is the number of shares of Weber Inc. Class A common stock, par value $0.001 per share (the “Class A Shares”), entitled to receive the per share merger consideration, by $8.05, which is the per share merger consideration. The number of Class A Shares included in the calculation includes 67,752 Class A Shares underlying outstanding director restricted stock units entitled to receive the per share merger consideration and excludes the Class A Shares held by BDT WSP Holdings, LLC and BDT Capital Partners Fund I-A Holdings, LLC.

(2)	The amount of the filing fee, calculated in accordance with Rule 0-11 of the Exchange Act, was calculated by multiplying $227,399,829 by 0.00011020.